Exhibit 5

FOLEY & LARDNER LLP ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5398 414.297.5700 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 038584-0112

December 23, 2004

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, CO 80290

Ladies and Gentlemen:

We have acted as counsel for Whiting Petroleum Corporation, a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance from time to time of up to 3,250,000 shares of the Company’s common stock, par value $.001 (the “Common Stock”), in the manner set forth in the Registration Statement.

In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each as amended to date; (iii) resolutions of the Company’s Board of Directors relating to the authorization of the issuance of the securities subject to the Registration Statement; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation validly existing under the laws of the State of Delaware.

2. The shares of Common Stock covered by the Registration Statement when issued as described in the Registration Statement and Prospectus and pursuant to the definitive acquisition agreement applicable to such issuance, if any, will be validly issued, fully paid and nonassessable; provided that prior to issuance of such shares of Common Stock there shall be taken various actions or proceedings in the manner contemplated by us as counsel, which shall include the following:

a. the completion of the requisite procedures under the applicable provisions of the Securities Act and applicable state securities laws and regulations; and

BRUSSELS CHICAGO DETROIT JACKSONVILLE	LOS ANGELES MADISON MILWAUKEE NEW YORK	ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C. WEST PALM BEACH

December 23, 2004

b. to the extent we determine necessary under applicable agreements and/or the Company’s governing documents, the adoption of resolutions by the Company’s Board of Directors authorizing the issuance of any such shares.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/    Foley & Lardner LLP